Exhibit 21.1

LIST OF SUBSIDIARIES
OF
SUN RIVER ENERGY, INC.

Name of Subsidiary	Percentage Ownership	State of Incorporation

Sun River Operating, Inc.*	100%	Texas

Acquired by Sun River Energy, Inc. on August 1, 2010.